Exhibit 99.1

Universal Stainless & Alloy Products, Inc.

600 Mayer Street • Bridgeville, Pennsylvania 15017

	CONTACT:	Richard M. Ubinger
Vice President of Finance,
Chief Financial Officer and Treasurer

(412) 257-7606
FOR IMMEDIATE RELEASE
Comm-Partners LLC
June Filingeri
(203) 972-0186

UNIVERSAL STAINLESS RECEIVES 2004 IMPORT TAX DUTIES

BRIDGEVILLE, PA, December 6, 2004 — Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) today announced that it will recognize Other Income of $507,000 or $0.05 per diluted share in the fourth quarter of 2004 related to the receipt of 2004 import duties in accordance with the “Continued Dumping and Subsidy Offset Act of 2000” (CDSOA) from the U.S. Customs Service. This act provides for payment of the duties collected by the U.S. Treasury to domestic companies injured by unfair foreign trade practices.

This amount is in addition to Other Income of $565,000, or $0.06 per diluted share, recognized in the 2004 third quarter, related to the delayed receipt of the remaining 2003 import duties awarded the Company under the CDSOA. The Company received a total of $575,000, equivalent to $0.06 per share from import duties for 2003.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are sold to original equipment manufacturers, service centers, forgers, rerollers and wire redrawers.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks related to the financial viability of customers, risks associated with the manufacturing process and production yields, and risks related to property, plant and equipment. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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